Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders held on October 31, 2001, all items were passed. The final results are as follows: Item 1. To elect a board of trustees. Number of Shares
Nominee                                  For            Withhold Authority
Jeffrey L. Shames                    81,660,242.239         1,317,451.913
John W. Ballen                       81,661,368.239         1,316,325.913
Lawrence H. Cohn, M.D.               81,667,818.922         1,309,875.230
The Hon. Sir J. David Gibbons, KBE   81,579,073.086         1,398,621.066
William R. Gutow                     81,655,988.239         1,321,705.913
J. Atwood Ives                       81,645,369.239         1,332,324.913
Abby M. O'Neill                      81,579,647.174         1,398,046.978
Lawrence T. Perera                   81,628,999.191         1,348,694.961
William J. Poorvu                    81,642,207.343         1,335,486.809
Walter E. Robb III                   81,615,464.994         1,362,229.158
Arnold D. Scott                      81,684,593.195         1,293,100.957
J. Dale Sherratt                     81,679,001.845         1,298,692.307
Elaine R. Smith                      81,642,347.343         1,335,346.809
Ward Smith                           81,609,447.901         1,368,246.251
Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For                     61,623,008.936
Against                   1,974,520.829
Abstain                   1,331,486.400
Broker Non-votes        19,030,416.000
Item 3. To amend, or remove certain fundamental investment policies.
Number of Shares
For                    57,934,220.670
Against                  1,798,806.896
Abstain                  1,334,872.586
Broker Non-votes       21,909,794.000
Item 4. To change the trust's investment policy relating to investments in fixed income securities from fundamental to nonfundamental.
Number of Shares
For                      57,830,559.506
Against                   1,954,735.929
Abstain                   1,282,604.717
Broker Non-votes         21,909,794.000
Item 5. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For                         80,508,426.445
Against                      1,241,846.263
Abstain                      1,227,421.444
Item 6. To ratify the selection of the independent public accountants for the current fiscal year.
Number of Shares
For                          81,577,750.466
Against                        543,993.58
Abstain                        855,950.106